                                                                    EXHIBIT 23.2

           Consent of Independent Registered Public Accounting Firm

The Board of Directors
iPCS, Inc:

We consent to the use of our report included herein and to the references to our firm under the headings "Summary Historical Financial Information," "Selected Historical Financial Information", "Experts" and "Change in Independent Registered Public Accounting Firm" in the prospectus. Our report dated March 31, 2004 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has an accumulated deficit, and is in default under provisions of its credit agreement. On February 23, 2003, the Company filed for reorganization and protection from its creditors under Chapter 11 of the United States Bankruptcy Code. All of these conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                        /s/ KPMG LLP

Atlanta, Georgia
November 22, 2004